UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 9, 2009
CNA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5823	36-6169860

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 S. Wabash, Chicago, Illinois	60604

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (312) 822-5000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On November 9, 2009, the Registrant entered into an underwriting agreement (“Underwriting Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC relating to the offer and sale of $350 million aggregate principal amount of the Registrant’s 7.35% senior notes due November 15, 2019 (“Notes”). The Notes are being offered and sold pursuant to the Registrant’s shelf registration statement on Form S-3 (File No. 333-140870) and prospectus supplement, filed November 10, 2009.
On November 10, 2009, the Registrant entered into a 2008 Senior Preferred Stock Redemption Agreement (“Redemption Agreement”) with Loews Corporation, the owner of approximately 90% of the Registrant’s common stock. Pursuant to the Redemption Agreement, immediately following the issuance and sale of the Notes, the Registrant shall use a portion of the net proceeds to redeem $250 million of its 2008 Senior Preferred Stock held by Loews Corporation, leaving $1 billion of the 2008 Senior Preferred Stock outstanding.
The Registrant intends to use the balance of the net proceeds from the issuance and sale of the Notes for general corporate purposes.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits:

Exhibit No.	Description
10.1	Underwriting Agreement, dated November 9, 2009, among CNA Financial Corporation and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC
10.2	2008 Senior Preferred Stock Redemption Agreement, dated November 10, 2009, by and between CNA Financial Corporation and Loews Corporation
10.3	Form of 7.35% Note due November 15, 2019

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNA Financial Corporation (Registrant)

Date: November 13, 2009	By	/s/ D. Craig Mense (Signature)

D. Craig Mense
Executive Vice President and
Chief Financial Officer